Exhibit 2.1
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

SALE AGREEMENT

between

ENDO LUXEMBOURG FINANCE COMPANY I S.à r.l.

and

ENDO LUXEMBOURG FINANCE COMPANY II S.à r.l.

and

ENDO VENTURES LIMITED

and

ACINO PHARMA AG

155 – 5th Street Sandton 2196	Docex 111 Sandton	enquiries@werksmans.com
Johannesburg South Africa	Tel +27 11 535 8000	www.werksmans.com
Private Bag 10015 Sandton 2146	Fax +27 11 535 8600

AP/AP
/ENDO29730.4
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TABLE OF CONTENTS

1	INTERPRETATION	1
2	INTRODUCTION	17
3	SUSPENSIVE CONDITIONS	17
4	SALE	20
5	PURCHASE PRICE AND PAYMENT	20
6	ADJUSTMENT OF PURCHASE PRICE	22
7	CLOSING	26
8	HOLDBACK AMOUNT AND ESCROW ARRANGEMENTS	27
9	AUDITED ACCOUNTS AND MANAGEMENT ACCOUNTS	31
10	THIRD PARTY CONSENTS AND APPROVALS	31
11	POST-CLOSING OBLIGATIONS	32
12	SELLER WARRANTIES	33
13	TAX INDEMNITY	35
14	THIRD PARTY CLAIMS	37
15	LIMITATION OF LIABILITY	40
16	PURCHASER'S WARRANTIES	44
17	FORENSIC TENDER	45
18	JOINT AND SEVERAL	46
19	GUARANTEE	46
20	RESTRAINT	47
21	CONFIDENTIALITY	49
22	SUPPORT	51
23	BREACH AND TERMINATION	51
24	DISPUTES	51
25	DOMICILIUM AND NOTICES	53
26	GENERAL	55
27	GOVERNING LAW	56
28	COSTS	56

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ANNEXURES
ANNEXURE A – TARGET GROUP
ANNEXURE B – 2016 ACCOUNTS
ANNEXURE C ‑ WARRANTIES
ANNEXURE D – DISCLOSURE SCHEDULE
ANNEXURE E – DATA ROOM
ANNEXURE F – DESIGNATED CONTRACTS
ANNEXURE G – *** HOLDBACK PERCENTAGE PER PRODUCT
ANNEXURE H – MA PRODUCTS
ANNEXURE I – PIPELINE PRODUCTS
ANNEXURE J – DORMANT PRODUCTS
ANNEXURE K – COMPLEMENTARY MEDICINES
ANNEXURE L – THIRD PARTY PRODUCTS
ANNEXURE M – DESIGNATED MARKETING AUTHORISATIONS
ANNEXURE N – RESTRUCTURING AGREEMENT
ANNEXURE O – RESTRUCTURING MEMORANDUM
ANNEXURE P – SENIOR EMPLOYEES
ANNEXURE Q – ACCOUNTING PRINCIPLES
ANNEXURE R – EXAMPLE STATEMENT OF WORKING CAPITAL
ANNEXURE S – ADJUSTMENT DOCUMENT EXAMPLE
ANNEXURE T – REGISTRATIONS

ii

AP/AP
/ENDO29730.4
Sale Agreement (Execution Version)/#4200957v1

SALE AGREEMENT

between

ENDO LUXEMBOURG FINANCE COMPANY I S.à r.l.

and

ENDO LUXEMBOURG FINANCE COMPANY II S.à r.l.

and

ENDO VENTURES LIMITED

and

ACINO PHARMA AG

1	INTERPRETATION

In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention, ‑

1.1	a word or an expression which denotes ‑

1.1.1	any gender includes the other genders;

1.1.2	a natural person includes an artificial or juristic person and vice versa;

1.1.3	the singular includes the plural and vice versa;

1.2	the following words and expressions shall bear the meanings assigned to them below and cognate words and expressions bear corresponding meanings ‑

1.2.1	"2016 Accounts" – the unaudited financial statements of each company of the Target Group and the consolidated financial statements of the Target Group as at

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and for the period ended on 31 December 2016, as prepared by the Company and provided to the Purchaser, attached as Annexure B;

1.2.2	"Accounting Principles" – the accounting principles to be used for purposes of calculating the Adjustment Amount, attached as Annexure Q;

1.2.3	"Adjustment Amount" – the Purchase Price adjustment amount in relation to the Cash, Debt and Working Capital position as at the Closing Date, to be determined in accordance with clause 6.3;

1.2.4	"Adjustment Document" – shall have the meaning attributed thereto in clause 6.3.1;

1.2.5	"Affiliate" ‑ of a specific Entity ("Specified Entity") means ‑

1.2.5.1	each Entity which is directly or indirectly Controlled by the Specified Entity; and

1.2.5.2	each Entity which directly or indirectly Controls the Specified Entity; and

1.2.5.3	each Entity which is directly or indirectly Controlled by an Entity referred to in 1.2.5.2;

1.2.6	"Agreement" ‑ this agreement, together with its annexures, as amended from time to time;

1.2.7
"Applicable Laws" ‑ in relation to any Person, Party or any Target Group Company, as the case may be, includes all statutes, subordinate legislation, common law, regulations, ordinances, by‑laws, directives, codes of practice, circulars, guidance or practice notices, judgments, decisions, standards and similar provisions ‑

1.2.7.1	which are prescribed, adopted, made, published or enforced by any Relevant Authority; and

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1.2.7.2	compliance with which is (or was or will be, at the relevant time referred to in this Agreement) mandatory for that Person, Party or the Target Group Company concerned, as the case may be;

1.2.8	"Audited Accounts" – means the consolidated audited financial statements of the Target Group as at and for the period ended on 31 December 2014, 31 December 2015 and 31 December 2016, respectively;

1.2.9	"***" – *** (registration number ***), a public company with limited liability duly incorporated in South Africa;

1.2.10
"*** Transition Agreement" – the transition agreement concluded between *** and Litha Pharma during May 2015, in relation to the transfer of certain medicinal products, complimentary medicines, pipeline products and supporting business acquired from ***;

1.2.11	"*** MA Transfers" – MA Transfer, as contemplated and defined in the *** Transition Agreement;

1.2.12
"*** Agreement" – the written agreement in the form of a term sheet concluded between Litha Pharma and *** during 2012 in relation to the distribution of, inter alia, *** and ***, and expiring on 30 June 2017;

1.2.13
"*** Replacement Agreement" – a written agreement to be concluded between Litha Pharma, or another Target Company, and *** replacing or extending the *** Agreement, and which agreement provides for a minimum duration of 12 months from 30 June 2017;

1.2.14
"Business" ‑ the business conducted by the Company and the other members of the Target Group as at the Closing Date, being the commercialisation of pharmaceutical products, complementary medicines, cosmetics, certain foods, medical kits and devices and substances or mixtures of substances used or purported to be suitable for use or manufactured or sold for use in:

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1.2.14.1	the diagnosis, treatment, mitigation, modification or prevention of disease, abnormal physical or mental state or the symptoms thereof in man; or

1.2.14.2	restoring, correcting or modifying any somatic or psychotic or organic function in man,

and all business activities ancillary thereto;

1.2.15	"Business Day" ‑ any day which is not a Saturday, a Sunday or an official public holiday in South Africa, the USA, Switzerland or Ireland;

1.2.16
"Cash" – the sum of all cash (net of outstanding checks), and other cash equivalents (including the fair market value of any marketable securities and short term investments) and demand deposits or similar accounts, net of any costs of realisation, and for the avoidance of doubt excluding the Project Bear Loan, as determined with reference to the Accounting Principles;

1.2.17
"Change of Control Consent" – in relation to each Designated Contract, the consent or approval in writing of the Designated Third Party to the change of control of the relevant Target Group Company pursuant to the implementation of this Agreement, or, if applicable, the written waiver of any rights that such Designated Third Party may have in terms of that Designated Contract arising from such change of control;

1.2.18	"CIPC" ‑ the Companies and Intellectual Property Commission;

1.2.19	"Closing Date" ‑ the later of –

1.2.19.1	the fifth Business Day after the date on which the last of the Suspensive Conditions is fulfilled or waived, as the case may be ("Scheduled Closing Date"); and

1.2.19.2
in circumstances where any Change of Control Consent remains outstanding or a Replacement Agreement has not been concluded as at the Fulfilment Date, such extended date as may be designated in a written notice to that

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effect from a Seller to the Purchaser delivered no later than the second Business Day before the Scheduled Closing Date; provided that such extended date may not be later than 30 days after the Scheduled Closing Date;

1.2.20	"*** Agreement" – the written agreement concluded between *** and Litha Pharma on or about 27 March 2012, in relation to the distribution of, inter alia, ***, and expiring on 26 March 2017;

1.2.21
"*** Replacement Agreement" – a written agreement to be concluded between Litha Pharma, or another Target Group Company, and ***, or its Affiliate, replacing or extending the *** Agreement, and which agreement provides for a minimum duration of 12 months from 26 March 2017;

1.2.22	"Control" ‑ shall be construed in accordance with section 2(2) (as read with section 3(2)) of the Companies Act, and "Controls" and "Controlled" shall be construed accordingly;

1.2.23	"Company" – Litha Healthcare Group Proprietary Limited (registration number 2006/006371/07), a private company with limited liability duly incorporated in South Africa;

1.2.24	"Companies Act" ‑ the South African Companies Act No 71 of 2008 and any regulations. rules or directives promulgated thereunder;

1.2.25	"Competition Act" ‑ the South African Competition Act No 89 of 1998 and any rules or regulations promulgated thereunder;

1.2.26
"Data Room" – means the virtual data room ("VDR") for Project Emerald as at 7 February 2017 and updated by the agreed uploads on 23 February 2017 (in Folder 11.8 entitled "Project Emerald – Data Room Uploads 2-23-17"), compiled by the Target Group Holdco and operated by Donnelley Financial Solutions and to which the Purchaser and its representatives were given access for purposes of the Due Diligence Investigation, the index of which is attached as Annexure E hereto, and which information is contained in the VDR and on the CD/s/DVD/s

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to be initialed by the Parties for identification purposes by not later than 30 days after the Signature Date; provided that any failure by any Party to initial any such CDs/DVD/s shall not in any way detract from the Data Room being constituted by the VDR;

1.2.27
"Debt" – without double counting, all obligations of the types set forth in the following clauses: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) the deferred purchase price of assets, services or securities (in each case, other than (1) ordinary trade accounts payable and (2) accrued expenses, each of which shall be included in the definition of Working Capital); (d) all obligations, under letter of credit or similar facilities, in each case, to the extent drawn or funded; (e) the mark-to-market value of any financial derivatives including but not limited to interest rate swaps; (f) all interest, premium, fees, penalties (including prepayment and early termination penalties) payable in connection with the obligations set forth in the foregoing clauses (a) through (f); (g) all factoring arrangements whether recourse or non-recourse; and (h) all obligations in the foregoing clauses (a) through (g) of other Persons guaranteed directly or indirectly in any manner by any Target Group Company; and other amounts owing in respect of the items described in the foregoing clauses (a) through (h); provided, however, that in no event will the definition of Debt include the Holdback Amount or any amount included in the definition of Working Capital, all as determined with reference to the Accounting Principles;

1.2.28	"Delivery Documents" ‑ the following documents ‑

1.2.28.1	the original share certificates reflecting Target Group Holdco's holding of the Sale Shares;

1.2.28.2	duly signed and currently dated share transfer forms complying with the Company's MOI, providing for the transfer of all of the Sale Shares and reflecting the Purchaser as the transferee;

1.2.28.3	the originals of all such documents (if any) evidencing the relevant Seller's title to the Sale Assets (other than the Sale Shares);

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1.2.28.4	a signed cession of the Sale Claim;

1.2.28.5	a signed cession of the *** Licence by EVL;

1.2.28.6	a resolution of the board of directors of the Company ‑

1.2.28.6.1	approving the transfer of the Sale Shares in accordance with this Agreement;

1.2.28.6.2	authorising the registration of transfer of the Sale Shares and the issue of a new share certificate in respect of the Sale Shares to the Purchaser on the Closing Date;

1.2.28.6.3	accepting the resignations referred to in 1.2.28.7; and

1.2.28.6.4
a shareholders resolution of the Target Group Companies electing those directors nominated by the Purchaser not less than four Business Days before the Closing Date, in accordance with the Company's MOI;

1.2.28.7
to the extent required by the Purchaser in a written notice to the Sellers not less than four Business Days before the Closing Date, the written resignations of those directors of the applicable Target Group Companies named in such written notice;

1.2.28.8
to the extent required by the Purchaser in a written notice to the Sellers not less than three Business Days before the Closing Date, the written resignations, with effect from the Closing Date, of the public officers of the Target Group Companies and the company secretaries of the Target Group Companies; and

1.2.28.9
all of the Target Group Companies' books, records, documents and assets which are in the possession of the Sellers or the Company; provided that the Sellers shall be entitled to retain either originals or copies of such of the foregoing records as it may be required to retain in accordance with Applicable Laws;

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1.2.29
"Deregistration Entities" – the Target Group Companies and other Entities which are, or the Target Group intends to be, in the process of deregistration in terms of the Companies Act, being Litha Medical Consumables Proprietary Limited, MS Patient Care Pharmacy Proprietary Limited, Filter Works Proprietary Limited and Firefly Investments 223 Proprietary Limited;

1.2.30	"Designated Contracts" – the distribution contracts in relation to the primary healthcare business of the Target Group listed in Annexure F;

1.2.31	"Designated Third Parties" – those parties listed in Annexure F attached hereto who are third party contractors to the Designated Contracts;

1.2.32
"Diminished Value Amount" – the diminishment in value of a Holdback Contract or a Diminished Value Contract as a result of New Contract Terms becoming applicable and being a maximum of the Holdback Contract Value of that Holdback Contract, with such amount being determined in accordance with the provisions of Annexure F1 attached hereto;

1.2.33	"Diminished Value Contracts" – as defined in clause 8.1.2;

1.2.34	"Disclosure Schedule" ‑ the disclosure schedule which is annexed to this Agreement as Annexure D, which qualifies the Warranties;

1.2.35	"Due Diligence Investigation" – the due diligence investigation into the affairs of the Target Group by the Purchaser and/or its representatives prior to the Signature Date;

1.2.36	"Employee" ‑ any employee, officer or director of the Target Group;

1.2.37
"Encumbrance" ‑ includes any mortgage bond, notarial bond, pledge, lien, hypothecation, assignment, cession‑in‑securitatem debiti, deposit by way of security, option over, right of retention over, right of first refusal, restriction on disposal or any other agreement, arrangement or obligation (whether conditional or not) which has or will have the effect or intention of giving to one Person a

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security interest in or preferential treatment in respect of another Person's assets, but excludes statutory preferences, and "Encumber" and "Encumbered" shall be construed accordingly;

1.2.38
"Endo FinCo II" – Endo Luxembourg Finance Company II S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 2a rue Nicolas Bové, L-1253 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Registry under number B182794;

1.2.39	"Escrow Agent" ‑ Bank of America Merrill Lynch London branch;

1.2.40
"Escrow Agreement" – means the escrow agreement to be concluded prior to the Closing Date appointing the Escrow Agent and governing the terms upon which the US$ amounts to be paid into escrow in terms of this Agreement will be dealt with by the Escrow Agent;

1.2.41	"EUR" – Euro, the official currency of the Eurozone;

1.2.42	"EVL" - Endo Ventures Limited (registration number IE534474), a company with limited liability duly incorporated in accordance with the laws of Ireland;

1.2.43	"Exchange Rate" – means the US$ / ZAR exchange rate of US$ 0.0775 / ZAR 1;

1.2.44	"Expiring Contracts" – the *** Agreement and the *** Agreement;

1.2.45	"Forensic Tender" – the tender issued or to be issued after the Signature Date by the South African Police Service for the supply of DNA evidence collection kits;

1.2.46	"Fulfilment Date" – the date of fulfilment or waiver (as the case may be) of the last of the Suspensive Conditions;

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1.2.47	"Guarantor" – Acino International AG (Registration Number CHE - 102.608.727), a private company with limited liability duly incorporated in and validly existing in terms of the laws of Switzerland;

1.2.48	"***" – *** (registration number***), a company incorporated and registered under the laws of England and Wales;

1.2.49
"*** ASA" – the written asset sale and purchase agreement dated 9 May 2015 between EVL, Litha Pharma, ***, *** and ***, as amended by an addendum thereto concluded on 23 September 2015, in relation to Litha Pharma and EVL's acquisition of the *** Parties' rights in relation to *** and *** in South Africa;

1.2.50	"*** Licence"‑ the licence granted by *** to EVL in terms of the *** ASA over the Manufacturing Information and the *** Marks (as such terms are defined in the *** ASA);

1.2.51	"Gross Profit" – the projected annual gross profit for a Designated Contract, as set out in Annexure F;

1.2.52	"Holdback Amounts" – the amounts to be deposited with the Escrow Agent by the Purchaser, as determined in terms of clause 8;

1.2.53	"Holdback Contract" – as defined in clause 8.1.1;

1.2.54	"IFRS" – the International Financial Reporting Standards formulated by the International Accounting Standards Board, as updated and amended from time to time;

1.2.55	"Interim Period" – the period commencing on 1 January 2017 and ending on the Closing Date;

1.2.56	"*** Contracts" – the two contracts concluded between *** and Litha Pharma listed, described and numbered 3 and 4 in Annexure F;

1.2.57	"Ireland" – the Republic of Ireland;

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1.2.58
"Liability" ‑ any obligation or liability, whether actual, contingent, or otherwise and includes any liability as surety, co‑principal debtor, guarantor, indemnifier or otherwise for the liabilities of any other person and further excludes any liability in respect of deferred tax;

1.2.59	"Licensed Rights" – the Licensed Rights (as defined in the *** ASA);

1.2.60	"LHCH" ‑ Litha Health Care Holdings Proprietary Limited (registration number 1998/002771/07), a private company with limited liability, duly incorporated in South Africa;

1.2.61	"Litha Pharma" – Litha Pharma Proprietary Limited (registration number 1994/008717/07), a private company with limited liability, duly incorporated in South Africa;

1.2.62
"Losses" ‑ actual or contingent losses, liabilities, damages, costs (including legal costs on the scale as between attorney and own client and any additional legal costs which are obliged to be paid or are reasonably incurred) and expenses of any nature whatsoever;

1.2.63	"Luxembourg" – means the grand Duchy of Luxembourg;

1.2.64
"Management Accounts" – means the internally prepared unaudited management accounts of the Target Group on a consolidated basis, prepared monthly for each completed month during the period commencing on 1 January 2017 and ending on the last day of the calendar month immediately preceding the Closing Date;

1.2.65	"MOI" ‑ a Memorandum of Incorporation as defined in the Companies Act;

1.2.66	"Parties" ‑ collectively, the Sellers and the Purchaser and "Party" shall mean either of them, as the context may require;

1.2.67	"Person" or "Entity" ‑ includes any natural or juristic person, association, business, close corporation, company, concern, enterprise, firm, partnership, joint

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venture, trust, undertaking, voluntary association, body corporate, and any similar entity;

1.2.68
"Prime" ‑ the variable interest rate quoted from time to time by FirstRand Bank Limited as its prime rate, which shall be a nominal annual compounded monthly rate, as calculated and charged by that bank and as certified by any manager or director of that bank, whose appointment need not be proved and whose certificate shall, in the absence of manifest error, be final and binding on the Parties;

1.2.69
"Project Bear Loan" – the loan advanced by LHCH to Immunotek Proprietary Limited in the capital amount of ZAR*** in terms of the written loan, subscription and buy-back agreement entered into by LHCH, Immunotek and LHG Project Bear Proprietary Limited on or about 31 July 2015, as amended;

1.2.70	"Purchaser" – Acino Pharma AG (Registration Number CHE – 100.042.200), a private company with limited liability duly incorporated in and validly existing in terms of the laws of Switzerland;

1.2.71	"Purchase Price" ‑ the Purchase Price referred to in 5.1;

1.2.72	"Reference Accounts" – the 2016 Accounts and the Management Accounts;

1.2.73
"Relevant Authority" ‑ any competent court or regulatory or other authority, or any local, provincial or national governmental authority, body or department or any inter‑governmental or supra‑national organisation or any self‑regulatory authority, body or organisation;

1.2.74	"Replacement Agreements" – the *** Replacement Agreement and the *** Replacement Agreement;

1.2.75
"Restructuring" – the restructuring to be given effect to in terms of the restructuring memorandum and the Restructuring Agreement attached hereto as Annexure O and Annexure N respectively, and as contemplated in clause 3.1.7;

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1.2.76
"Restructuring Agreement" – the restructuring agreement between Target Group Holdco, the Company, LHCH and Litha Pharma, to be concluded in the form attached hereto as Annexure N, other than in respect of the amount by which the Sale Claim is to be reduced which will be determined by agreement between the Parties upon finalisation of the Audited Accounts; provided that the face value of the Sale Claim upon implementation of the Restructure will not exceed an amount of R***;

1.2.77	"Sale Assets" – the Sale Shares, the Sale Claim and the *** Licence;

1.2.78
"Sale Claim" – the amount owing by Litha Pharma to Endo FinCo II as at the Closing Date in terms of the written loan facility agreement entered into between them on or about 13 August 2015, in terms of which Endo FinCo II made available to Litha Pharma a loan facility in an amount of the ZAR equivalent of US$140,000,000, as amended prior to the Closing Date;

1.2.79
"Sale Shares" – all the ordinary shares of the Company which are owned by Target Group Holdco, comprising 100% of the issued ordinary shares of the Company as at the Signature Date and the Closing Date;

1.2.80	"Sellers" –

1.2.80.1	in respect of the Sale Shares, Target Group Holdco;

1.2.80.2	in respect of the Sale Claim, Endo FinCo II; and

1.2.80.3	in respect of the *** Licence, EVL;

1.2.81	"Signature Date" ‑ when this Agreement has been signed by all Parties (whether or not in counterpart), the latest of the dates on which this Agreement (or a counterpart) was signed by a Party;

1.2.82	"South Africa" ‑ the Republic of South Africa;

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1.2.83
"Subsidiary" ‑ shall have the meaning given to it in the Companies Act and shall, for the avoidance of doubt, include any Entity which would, in terms of the meaning given in the Companies Act, have been a subsidiary if it had been a company incorporated in terms of the Companies Act;

1.2.84	"Suspensive Conditions" ‑ the suspensive conditions stipulated in 3.1;

1.2.85	"Switzerland" ‑ the Federal Republic of Switzerland;

1.2.86
"Target Group" – the Company and all of its direct and indirect Subsidiaries as at the Closing Date, as reflected in Annexure A. A reference to a "Target Group Company" or a "member of the Target Group" shall mean any one of them;

1.2.87
"Target Group Holdco" – Endo Luxembourg Finance Company I S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 2a rue Nicolas Bové, L-1253 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Registry under number B182645;

1.2.88
"Tax" ‑ includes any tax, imposition, levy, duty, charge, fee, deduction or withholding of any nature (including securities transfer tax and stamp, documentary, registration or other like duty) and any interest, penalty or other amount payable in connection therewith, lawfully imposed, levied, collected, withheld or assessed under the laws of South Africa or any other relevant jurisdiction and "Taxes", "Taxation" and other cognate terms shall be construed accordingly;

1.2.89
"Tax Authority" – any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Taxation;

1.2.90	"TSA" – the written transitional services agreement to be concluded between EVL and the Purchaser on or before the Signature Date;

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1.2.91	"USA" - the United States of America;

1.2.92	"US$" – United States Dollars, the legal currency of the USA;

1.2.93	"Warranties" ‑ the warranties, representations and undertakings given by the Sellers to the Purchaser in Annexure C and "Warranty" shall be construed accordingly;

1.2.94
"Working Capital" – means, as at the applicable time and in respect of the Target Group on an aggregated basis, current assets (excluding Cash) minus current liabilities (excluding Debt) determined on the basis set out in the Accounting Principles and calculated in accordance with Annexure R;

1.2.95	"ZAR" – South African Rands, the legal currency of South Africa;

1.3
any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4
if any provision in a definition is a substantive provision conferring a right or imposing an obligation on either Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.5	where any term is defined within a particular clause other than this 1, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.6
where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.7	if the due date for performance of any obligation in terms of this Agreement is a day which is not a Business Day, then (unless otherwise stipulated) the due date for

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performance of the relevant obligation shall be the immediately succeeding Business Day;

1.8	any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, calendar months or calendar years, respectively;

1.9
any term which refers to a South African legal concept or process (for example, without limiting the foregoing, winding‑up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept or process in any other jurisdiction in which this Agreement may apply or to the laws of which a Party or any Target Group Company may be or become subject; and

1.10
the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.11
the use of the word "including", "includes" or "include" followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

The terms of this Agreement having been negotiated, the rule of interpretation which prescribes that, in the event of ambiguity, a contract should be interpreted against the party responsible for its drafting shall not be applied in the interpretation of this Agreement.

2	INTRODUCTION

2.1	The Sellers are the registered (if applicable) and beneficial owners of the Sale Assets.

2.2	The Purchaser wishes to purchase, and the Sellers wish to sell to the Purchaser, the Sale Assets on the terms and conditions of this Agreement.

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3	SUSPENSIVE CONDITIONS

3.1
This whole Agreement (other than 1, 2, this 3, 6.1, 9, 10, 12, 15, 16 and 21 to 28 (both inclusive) and Annexure C, by which the Parties shall be bound with effect from the Signature Date) is subject to the suspensive conditions ("Suspensive Conditions") that, on or before 31 August 2017, ‑

3.1.1
the Financial Surveillance Department of the South African Reserve Bank, or an authorised dealer on its behalf, shall, to the extent required by the regulations made under the Currency and Exchanges Act No 9 of 1933, have approved –

3.1.1.1	the purchase by the Purchaser of the Sale Assets from the Sellers in terms of this Agreement;

3.1.1.2	the TSA; and

3.1.1.3	the Restructuring;

3.1.2
the approvals, if any, required by the Competition Act for the implementation of this Agreement shall have been granted, either unconditionally or subject to such conditions as have been approved in writing by that date, by the Purchaser and (to the extent that any such conditions are imposed on it) by Target Group Holdco, it being agreed that any such approval shall not be unreasonably withheld or delayed;

3.1.3	the Forensic Tender shall not have been awarded to a third party outside the Target Group;

3.1.4
*** shall have unconditionally consented in writing to the assignment of the *** Licence to the Purchaser, or to the extent that such consent is subject to any terms or conditions, such terms or conditions are acceptable to the Purchaser, acting reasonably;

3.1.5
*** shall have unconditionally consented in writing to the change of control of Pharmaplan Proprietary Limited ("Pharmaplan") pursuant to the implementation of this Agreement, as required by the license and supply agreement concluded

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between *** and Pharmaplan on or about 6 January 2006 ("*** Agreement"), or to the extent that such consent is subject to any terms or conditions, such terms or conditions, together with any terms or conditions imposed in obtaining the Change of Control Consents for the purposes of clause 3.1.6, would not result in a combined Diminished Value Amount (calculated in accordance with Annexure F1, applying the result in column (g), thus without applying the multiple of *** in column (h)), of more than US$ *** in respect of the *** Agreement and the relevant CP Fulfilment Contracts;

3.1.6
the Target Group shall have obtained Change of Control Consents from Designated Third Parties in relation to Designated Contracts having an aggregate Gross Profit of at least ZAR *** in Annexure F (together the "CP Fulfilment Contracts"), provided that where the Change of Control Consents in relation to the CP Fulfilment Contracts are subject to any terms or conditions, such terms or conditions, together with any terms or conditions imposed in obtaining the consent relating to the *** Agreement for the purposes of clause 3.1.5, would not result in a Diminished Value Amount (calculated in accordance with Annexure F1, applying the result in column (g), thus without applying the multiple of *** in column (h)) of more than US$ *** in respect of the CP Fulfilment Contracts and the *** Agreement;

3.1.7	the Restructuring is implemented in accordance with the restructuring memorandum and the Restructuring Agreement.

3.2
Each Party shall use reasonable endeavours and act in good faith to procure the fulfilment of the Suspensive Conditions as soon as practically possible after the Signature Date, to the extent it is within its power to do so.

3.3	The Suspensive Condition/s referred to ‑

3.3.1	in 3.1.1 and 3.1.2 being regulatory in nature, may not be waived; and

3.3.2	in 3.1.3 to 3.1.7 (both inclusive) are expressed to be solely for the benefit of the Purchaser which may, by giving written notice to the Sellers on or before the date

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for fulfilment of such Suspensive Condition, waive such Suspensive Condition or extend the date for fulfilment thereof to a date not later than 30 September 2017.

3.4	If the Suspensive Conditions are not fulfilled on or before the date set out in 3.1 for any reason whatever, or not waived in terms of 3.3, then ‑

3.4.1	this whole Agreement (other than 1, 2, this 3, 6.1, 9, 10, 12, 15, 16 and 21 to 28 (both inclusive), by which the Parties shall remain bound) shall be of no force or effect;

3.4.2	the Parties shall be entitled to be restored as near as possible to the positions in which they would have been, had this Agreement not been entered into; and

3.4.3
no Party shall have any claim against any other in terms of this Agreement except for such claims (if any) as may arise from a breach of this 3 or from any other provision of this Agreement by which the Parties remain bound.

3.5
The Parties agree to use Hogan Lovells (South Africa) Inc to act on behalf of all Parties in preparing and submitting all submissions, applications and documents required to be furnished to the competition authorities in order to obtain the approval referred to in 3.1.2, and for the purpose of the presentation, argument and prosecution of any such application. In this regard, the Parties shall co-operate with each other and timeously provide Hogan Lovells (South Africa) Inc with all documents and information as Hogan Lovells (South Africa) Inc may reasonably require, on the basis that the Parties intend for, and shall instruct Hogan Lovells (South Africa) Inc that, such application is to be submitted no later than fifteen Business Days after the Signature Date. The Purchaser agrees that such merger notification will not be submitted to the applicable competition authorities without Target Group Holdco having approved such application in writing, which approval will not be unreasonably withheld or delayed. The filing fee payable in respect of such application shall be shared as to the Purchaser 50% thereof and the Sellers 50% thereof. All other costs and charges for such application and for the use of the services of Hogan Lovells (South Africa) Inc shall be borne by the Purchaser (other than fees and costs of any other adviser used by the Sellers or the Company).

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4	SALE

4.1	The Sellers hereby sell to the Purchaser, which purchases, the Sale Assets on the terms and conditions of this Agreement.

4.2	Ownership of, and all risk in, and benefit attaching to, the Sale Assets shall pass to the Purchaser on the Closing Date, against compliance by the Purchaser with its obligations in terms of 5.2.

4.3	The Purchaser shall be liable for any securities transfer tax payable by the Company in respect of the transfer of the Sale Shares.

5	PURCHASE PRICE AND PAYMENT

5.1	Purchase Price

The aggregate purchase price ("Purchase Price") payable by the Purchaser to the Sellers for the Sale Assets is US$ 100,481,500 (one hundred million four hundred and eighty one thousand five hundred United States Dollars) ("Base Price"), allocated to the Sale Assets as follows –

5.1.1	the Sale Shares, the residual portion of the Purchase Price not allocated under 5.1.2 and 5.1.3;

5.1.2	the Sale Claim, the face value of the Sale Claim at the Closing Date and after the Restructuring, which face value shall not exceed R*** (*** Rand); and

5.1.3	the *** Licence, US$*** (*** United States Dollars),

plus or minus, as the case may be, the Adjustment Amount.

5.2	Payment

5.2.1	On the Closing Date, the Purchaser shall pay to the Sellers the Base Price plus or minus, as the case may be, the Estimated Adjustment Amount referred to in 6.1,

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minus, as applicable, the Holdback Contract Value, the *** Holdback Amount and the Diminished Value Amounts of any Diminished Value Contract, in terms of clause 8.1 (the "Initial Purchase Price"), by electronic funds transfer in US$, without set-off, deduction or withholding of any nature whatsoever, into the following bank accounts nominated by the following Sellers ‑

5.2.1.1	in respect of the Sale Shares into the following account nominated by Target Group Holdco –

Beneficiary Bank	BANK OF AMERICA, N.A. LONDON
Bank Address	FINANCIAL CENTER,LONDON,UNITED KINGDOM
SWIFT	BOFAGB22
Account Name	ENDO LUXEMBOURG FINANCE COMPANY I SARL
Account Number	***
IBAN	GB09 BOFA 1650 5059 8100 12
Intermediary Bank (for USD wires)	BANK OF AMERICA, N.A.
Intermediary Bank Address	222 BROADWAY NEW YORK, NY 10038 UNITED STATES
Intermediary SWIFT	BOFAUS3N

5.2.1.2	in respect of the Sale Claim into the following account nominated by Endo FinCo II –

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Beneficiary Bank	BANK OF AMERICA, N.A. LONDON
Bank Address	FINANCIAL CENTER, LONDON, UNITED KINGDOM
SWIFT	BOFAGB22
Account Name	ENDO LUXEMBOURG FINANCE COMPANY II SARL
Account Number	***
IBAN	GB29 BOFA 1650 5059 8110 10
Intermediary Bank (for USD wires)	BANK OF AMERICA, N.A.
Intermediary Bank Address	222 BROADWAY NEW YORK, NY 10038 UNITED STATES
Intermediary SWIFT	BOFAUS3N

5.2.1.3	in respect of the *** Licence into the following account nominated by EVL –

Beneficiary Bank	BANK OF AMERICA, N.A. LONDON
Bank Address	2 KING EDWARD STREET, LONDON, EC1A 1HQ, UNITED KINGDOM
SWIFT	BOFAGB22
Account Name	ENDO VENTURES LIMITED
Account Number	***
IBAN	GB83 BOFA 1650 5059 9820 19
Intermediary Bank (for USD wires)	BANK OF AMERICA, N.A.
Intermediary Bank Address	222 BROADWAY NEW YORK, NY 10038 UNITED STATES
Intermediary SWIFT	BOFAUS3N

5.2.2
If the Purchaser has not paid the Initial Purchase Price to the Sellers in accordance with 5.2.1 on the Closing Date, the Purchaser shall pay interest on the Initial Purchase Price at a rate equal to the sum of 2% (200 basis points) and Prime from (and including) the Closing Date, up to (but excluding) the date of payment by the Purchaser to the Sellers of the Initial Purchase Price.

6	ADJUSTMENT OF PURCHASE PRICE

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6.1
Target Group Holdco shall, not later than two Business Days prior to the Closing Date, prepare and provide to the Purchaser written notification of its good faith estimate (using the Accounting Principles) of the amount calculated in accordance with the following formula ("Estimated Adjustment Amount") (which notification shall be accompanied by the detailed calculations of Target Group Holdco) -

AA = (X – Y) – (V – Z)

where –

6.1.1	AA means the Adjustment Amount to be calculated, converted to US$ using the Exchange Rate;

6.1.2	X means, as at the South African close of business on the Closing Date, the ZAR sum of all Cash;

6.1.3	Y means, as at the South African close of business on the Closing Date, the aggregate ZAR amount of all Debt;

6.1.4	V means ZAR***; and

6.1.5
Z    means, as at the South African close of business on the Closing Date, the value of the Working Capital in ZAR, it being     recorded that if, when Z is subtracted from V the result is a negative number, such amount shall be added to the result of the subtraction of Y from X.

6.2	An illustrative calculation of the Adjustment Amount is set out in Annexure S for reference purposes.

6.3	In order to determine the Adjustment Amount following the Closing Date, the Purchaser shall ‑

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6.3.1
prepare its own accounting statement setting out the calculations of the Adjustment Amount in accordance with the Accounting Principles (such document being the "Adjustment Document") and in the form set out in Annexure S;

6.3.2
deliver a true copy of the Adjustment Document, together with such working papers used in connection with the preparation of the Adjustment Document as are necessary to understand the Adjustment Document, to the Sellers by not later than 60 days after the Closing Date.

6.4
In order to enable the Purchaser to give effect to its obligations in 6.3, Target Group Holdco shall, simultaneously with providing the Estimated Adjustment Amount, provide the Purchaser with all working papers used in connection with and in determining the Estimated Adjustment Amount as are necessary to understand the calculation of the Estimated Adjustment Amount.

6.5
If a Seller wishes to dispute any aspect of the Adjustment Document, that Seller may give written notice (which shall set out the aspects of the Adjustment Document which that Seller disputes and the reasons therefor) ("Dispute Notice") to that effect to the Purchaser within fifteen Business Days after the delivery of the Adjustment Document to the Sellers.

6.6
If a Seller gives the Purchaser a Dispute Notice in terms of 6.5, suitable representatives of such Parties shall engage in good faith negotiations to reach agreement on the aspects of the Adjustment Document which the relevant Seller disputes. If the representatives of those Parties cannot reach such agreement within ten Business Days of the issuing of the Dispute Notice by a Seller, the dispute shall be determined by an independent practising chartered accountant (South Africa) of Deloitte & Touche, agreed upon by the Parties and failing agreement, then appointed by the senior partner for the time being of Deloitte & Touche South Africa ("Expert") on the basis that ‑

6.6.1
the Expert shall, as soon as possible, determine whether the Adjustment Document is in compliance with this clause 6 and, if not, shall amend the Adjustment Document to the extent necessary, and so far as possible, only with regard to the aspects of the Adjustment Document which are in dispute, to make it so comply;

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6.6.2
the Expert shall act as an expert and not as arbitrator, but may call for written submissions from either of the relevant Parties and shall consider any written submissions which either such Party may wish to submit;

6.6.3
the Expert shall be entitled to determine such methods and processes as he in his sole discretion deems appropriate in the circumstances, provided that the Expert may not adopt any process which is manifestly biased, unfair or unreasonable;

6.6.4	the determination of the Expert shall, in the absence of manifest error, be final and binding on the Parties;

6.6.5	the Expert shall give written reasons for his decision; and

6.6.6
the Expert shall make a determination as to which Party shall bear the Expert's costs and charges based on which Party was closest to the Expert's determination with regard to the amount by which the Initial Purchase Price is required to be adjusted, provided that ‑

6.6.6.1	in the absence of such a determination, such costs and charges shall be borne in equal shares by the Parties;

6.6.6.2
if any of the Expert's costs or charges have to be paid before the Expert has made his determination in respect thereof, the relevant Parties shall pay such charges and costs in equal shares, pending any determination as to liability therefor by the Expert.

6.7	If the Adjustment Document and working papers have been delivered in terms of 6.3.2 and a Seller ‑

6.7.1
confirms in writing that it is satisfied with the Adjustment Document prior to the expiry of the fifteen Business Day period referred to in 6.5, then the Adjustment Document shall be deemed to have been finalised on the date of receipt by the Purchaser of such confirmation; or

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6.7.2
fails to give the Purchaser the Dispute Notice timeously in terms of 6.5, then the Adjustment Document shall be deemed to be finalised at 00h01 on the day immediately following the expiry of the fifteen Business Day period referred to in 6.5; or

6.7.3
gives the Purchaser a Dispute Notice in terms of 6.5, the Adjustment Document shall be deemed to be finalised on the date on which the Expert delivers to the Parties his determination contemplated in 6.6.

6.8	If the Adjustment Amount reflects that, as a result of the Estimated Adjustment Amount being incorrect, ‑

6.8.1
the Initial Purchase Price was more than US$*** (*** United States Dollars) less than it should have been, the Purchaser shall, within five Business Days after the date on which the Adjustment Document is deemed, in terms of 6.7, to have been finalised ("Finalisation Date"), pay the Sellers an amount equal to the shortfall in the Initial Purchase Price, in US$ by electronic funds transfer into the bank account referred to in 5.2;

6.8.2
the Initial Purchase Price was more than US$*** (*** United States Dollars) greater than it should have been, Target Group Holdco shall, within five Business Days after the Finalisation Date, pay the Purchaser an amount equal to the excess in the Initial Purchase Price, in US$ by electronic funds transfer into such bank account as may be specified in writing by the Purchaser.

7	CLOSING

On the Closing Date –

7.1	the Purchaser shall effect payment of the Initial Purchase Price in accordance with 5.2; and

7.2	against receipt by the Sellers of reasonable evidence that the Purchaser has paid the Initial Purchase Price in accordance with 5.2, the Sellers shall deliver to the Purchaser (or, in

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the case of the Delivery Documents referred to in 1.2.28.9, place the Purchaser in effective control of) the Delivery Documents.

8	HOLDBACK AMOUNT AND ESCROW ARRANGEMENTS

8.1	Holdback Amount

8.1.1	If, and to the extent that, as at the Closing Date, -

8.1.1.1	*** has not consented in writing to extend the period required to give effect to the *** MA Transfers in terms of the *** Agreement by not less than twelve months ("*** Holdback");

8.1.1.2	a Replacement Agreement has not been concluded; or

8.1.1.3	any of the Change of Control Consents remain outstanding;

then the following Holdback Amounts shall apply. In respect of the *** Holdback, US$ *** (*** United States Dollars) ("*** Holdback Amount") (provided that if the extension contemplated in clause 8.1.1.1 is granted in respect of some of the relevant *** products only, then the *** Holdback Amount shall be reduced proportionately in accordance with the percentages set out in Annexure G), and, in respect of each such applicable Designated Contract and in respect of each applicable Expiring Contract in relation to which a Replacement Agreement has not been concluded (each a "Holdback Contract"), the aggregate attributed contract value of each such Holdback Contract, as designated in Annexure F, converted to US$ applying the Exchange Rate ("Holdback Contract Value"). The *** Holdback Amount shall be deducted from the Base Price and will not be paid by the Purchaser to the Sellers on the Closing Date. The Holdback Contract Value shall be deposited by the Purchaser on the Closing Date in US$ into the designated bank account of the Escrow Agent in accordance with the provisions of the Escrow Agreement (and the Purchaser shall, on the Closing Date, provide the Sellers with proof that an irrevocable instruction has been given to a bank to deposit the aggregate Holdback Amount into such bank account).

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8.1.2	If, and to the extent that, notwithstanding 3.1.5 and 3.1.6, as at the Closing Date –

8.1.2.1	any Change of Control Consent has been obtained, and/or Replacement Agreement has been concluded on, or gives rise to, New Contract Terms; or

8.1.2.2	a change of control consent in respect of the *** Agreement referred to in 3.1.5 is obtained subject to any terms and/or conditions,

which will result in a Diminished Value Amount ("Diminished Value Contracts"), then the Diminished Value Amount of any Diminished Value Contract shall be deducted from the Base Price and will not be paid to the Sellers on the Closing Date, and not deposited by the Purchaser on the Closing Date in the designated bank account of the Escrow Agent.

8.2	Escrow

The Holdback Contract Value shall be held in trust by the Escrow Agent as agent for and on behalf of the Parties in accordance with the provisions of the Escrow Agreement. The cost and fees of the Escrow Agent for performing the services provided for in the Escrow Agreement shall be borne as to 50% thereof by the Purchaser and as to 50% thereof by the Sellers.

8.3	Release from Escrow

8.3.1	Target Group Holdco and the Purchaser shall jointly, in accordance with the Escrow Agreement, instruct the Escrow Agent to release the Holdback Contract Value on the following basis –

8.3.1.1
the Holdback Contract Value of a Holdback Contract (other than the Expiring Contracts, but, for the avoidance of doubt, expressly including the *** Contracts) shall be released to the Sellers if, and as and when, the Change of Control Consent is received in relation thereto after the Closing Date but prior to 31 December 2017; provided that if a Designated Contract is amended or replaced on inferior commercial terms prior to that date ("New Contract Terms"), which results in a Diminished Value Amount in

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respect of that Holdback Contract of more than US$***, or the aggregate Diminished Value Amount of New Contract Terms on all relevant Holdback Contracts is more than US$ ***, then the Diminished Value Amount, shall be released to the Purchaser, and the remainder of that Holdback Contract Value shall be released to the Sellers, as and when such Diminished Value Amount is determined;

8.3.1.2
the Holdback Contract Value of the relevant Expiring Contract shall be released to the Sellers if, and as and when, the Replacement Agreement in relation thereto is concluded after the Closing Date but prior to 31 December 2017; provided that if New Contract Terms apply to that Replacement Agreement at such point in time which result in a Diminished Value Amount in respect of that Replacement Agreement of more than US$***, or the aggregate Diminished Value Amount of New Contract Terms on all relevant Replacement Agreements is more than US$ ***, then only the amount calculated by deducting the Diminished Value Amount from that Replacement Agreement shall be released to the Sellers as and when such Diminished Value Amount is determined, with the Diminished Value Amount being released to the Purchaser;

8.3.1.3
the Holdback Contract Value of a Holdback Contract (other than the Expiring Contracts and the *** Contracts) shall be released to the Sellers on 31 December 2017, if no Change of Control Consent is obtained by that date, unless a notice of termination of that Holdback Contract has been received by the Target Group before 31 December 2017 which has not been retracted and/or the relevant Holdback Contract has not been superseded by a subsequent agreement between the relevant Target Group Company and the Designated Third Party, in which event the relevant Holdback Contract Value shall be released to the Purchaser on 31 December 2017;

8.3.1.4
the Holdback Contract Value of an *** Contract that is a Holdback Contract shall be released to the Purchaser on 31 December 2017, if no Change of Control Consent in relation thereto is obtained by that date; and

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8.3.1.5
the Holdback Contract Value of an Expiring Contract that is a Holdback Contract shall be released to the Purchaser on 31 December 2017, if no Replacement Agreement in relation thereto has been concluded between a Target Group Company and the Designated Third Party by 31 December 2017.

8.3.2
Notwithstanding the preceding provisions of this clause 8.3, if an event provided for above arises triggering the release of an amount to the Purchaser, but which event occurs in circumstances where the Purchaser has breached its obligations in relation thereto in terms of clause 11, the relevant amount shall not be released to the Purchaser but shall be released to the Sellers.

8.3.3
If a dispute arises between the Parties with regard to the calculation and/or the value of any Diminished Value Amount, then the Expert, as contemplated in clause 6.6, shall make a determination in respect thereof, mutatis mutandis, in accordance with the process contemplated in clause 6.6 read with clause 6.5.

8.4	Payment of *** Holdback Amount

The *** Holdback Amount shall be paid by the Purchaser to the Sellers, if, and as and when, and to the extent that, the *** MA Transfer in relation to a relevant product is completed before 31 May 2019, which release amount shall be determined by reference to the percentage in relation thereto set out in Annexure G. If any *** MA Transfer is not completed by 31 May 2019, then no further amounts shall be paid by the Purchaser to the Sellers for any *** MA Transfers completed after 31 May 2019.

9	AUDITED ACCOUNTS AND MANAGEMENT ACCOUNTS

9.1
Target Group Holdco will provide the Purchaser with the Audited Accounts by no later than 5 May 2017 and with internally prepared unaudited consolidated management accounts of the Target Group to 31 January 2017.

9.2
With effect from the Signature Date and until the Closing Date, the Sellers shall procure that the monthly Management Accounts and a trial balance in respect of the businesses of the Target Group shall be prepared by the Company by no later than 15 days after the

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end of each month to which they relate, applying materially the same accounting principles and policies which are applied by the Company as at the Signature Date in the preparation of the monthly Management Accounts and trial balances in respect of the Target Group.

10	THIRD PARTY CONSENTS AND APPROVALS

Target Group Holdco shall use its reasonable commercial endeavours to procure and deliver to the Purchaser, by no later than the date specified in 3.1 (or such later date as may be agreed between the Parties in writing prior to that date), such third party consents, approvals and waivers, other than as contemplated in 3.1.3, as may be required from those third parties, including without limitation all the Change of Control Consents and from any suppliers not contemplated in Annexure F, by virtue of the entering into and/or implementation of this Agreement, including giving such third parties all such notifications as may be required regarding the entering into and/or implementation of this Agreement, in order to prevent the breach, default, termination, amendment or other adverse effect on the Target Group of the respective agreements entered into between such third parties and the Target Group. The Purchaser shall render all such assistance as Target Group Holdco may reasonably require of the Purchaser in order to obtain the consents, approvals and waivers contemplated in this 10. For the avoidance of doubt, any failure by Target Group Holdco to obtain any consents, approvals and/or waivers contemplated in this 10 shall not (save in circumstances where Target Group Holdco has not used its reasonable commercial endeavours to procure same as contemplated herein) be or be deemed to be a breach by Target Group Holdco of any provision of this Agreement (including the Warranties).

11	POST-CLOSING OBLIGATIONS

11.1	After the Closing Date, the Purchaser undertakes to –

11.1.1	procure that the Target Group Companies comply with the material provisions of the Holdback Contracts;

11.1.2
use all reasonable endeavours to obtain the outstanding Change of Control Consents or enter into Replacement Agreements on reasonable commercial terms (as applicable) (including by complying with the written undertaking provided by

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the Purchaser to the Sellers executed on the Signature Date) as soon as practically possible after the Closing Date and before 31 December 2017;

11.1.3	use all reasonable endeavours to be awarded the Forensic Tender;

11.1.4	use all reasonable endeavours to complete all *** MA Transfers as soon as practically possible and before 31 May 2019;

11.1.5	provide all such assistance as a Seller may require to collect the Project Bear Loan in the name of the relevant Target Group Company mutatis mutandis on the basis provided for in clause 14;

11.1.6
promptly pay over to the Sellers any all amounts received in terms of the Project Bear Loan and the value of any Tax benefit that the Purchaser or the Target Group may receive as a result of the Project Bear Loan being impaired, written-off or written down as and when such Tax benefit is claimed on a Tax return and is assessed by the issue of an original assessment by the relevant Tax Authority;

11.1.7	provide the Sellers with –

11.1.7.1	quarterly updates, before the end of June, September and December 2017, as to the status of meeting the objective referred to in clause 11.1.2; and

11.1.7.2	regular updates as to the status of meeting the objectives in clauses 11.1.3 to 11.1.4, not less frequently than once every six months from the Closing Date;

11.1.8	notify the Sellers as soon as reasonably possible when any of the objectives or circumstances referred to in clauses 11.1.2 to 11.1.4 are met or arise (as the case may be).

11.2
If the first Forensic Tender to be awarded after the Signature Date is awarded before 30 June 2018, and is not awarded to the Target Group but is awarded to a third party, then Target Group Holdco undertakes to pay to the Purchaser US$ *** (*** United States Dollars).

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12	SELLER WARRANTIES

12.1	Save as specified otherwise in Annexure C, Target Group Holdco gives the Purchaser the Warranties on the basis that:

12.1.1	the liability of Target Group Holdco in connection with the Warranties shall be subject to –

12.1.1.1	the limitations contained in 14 and 15;

12.1.1.2	and qualified by, the disclosures made by the Sellers in the Disclosure Schedule;

12.1.2	the Warranties shall be deemed to be representations by Target Group Holdco in favour of the Purchaser;

12.1.3
insofar as any of the Warranties are promissory or relate to a future event, they shall be deemed to be given as at the date for the fulfilment of the promise or the happening of the event, as the case may be; and

12.1.4	each Warranty shall be a separate Warranty and in no way limited or restricted by reference or inference from the terms of any other Warranty.

12.2	The Purchaser enters into this Agreement on the basis of, and in reliance on, the Warranties given by the Sellers in connection with the businesses of the Company and each Target Group Company.

12.3
Save as specified otherwise in Annexure C, Target Group Holdco warrants and represents to the Purchaser that each Warranty is true, accurate and not misleading as at the Signature Date and shall remain true and accurate until the Closing Date.

12.4
Notwithstanding anything to the contrary contained in this Agreement, all of the Parties shall be entitled to any interim relief available to them at law for the purposes of preventing any other Party from breaching, or continuing to breach, any of their representations,

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undertakings or warranties given in terms of this Agreement, and in particular any of the Parties shall be entitled to any interdict or injunctive relief available to it from any competent court having jurisdiction in order to prevent any other Party from breaching those representations, undertakings or warranties or remaining in breach of those representations, undertakings or warranties.

12.5
No matter disclosed by a Seller or any other person to the Purchaser or its representatives, whether orally or in writing, excluding only the express disclosure/s disclosed in the Disclosure Schedule or disclosure/s reflected in the documents in the Data Room, shall in any way limit the scope of any of the Warranties, or any other indemnity or undertaking given in this Agreement.

12.6	Save for the Warranties –

12.6.1
the Sellers give no other warranties or representations of any nature whatever, whether express, tacit or implied by law, in relation to the Sale Assets, any Target Group Company or any other matter whatsoever; and

12.6.2	the Sale Assets are being sold on an "as is" basis.

13	TAX INDEMNITY

13.1
Subject at all times to the provisions and limitations of clause 15, but not the minimum and maximum claim amounts contemplated in clauses 15.1.1.1, 15.1.1.2 and 15.1.1.3, Target Group Holdco hereby indemnifies the Purchaser and each Target Group Company against (A) any Losses actually suffered by the Purchaser or any Target Group Company as a result of FirstRand Bank Ltd lawfully exercising its security rights (as referred to, and contemplated, in 6.1 of the Disclosure Schedule) as a result of any post preference shares redemption Tax liabilities imposed on FirstRand Bank Ltd by the Tax Authority, and (B) in each case where such company actually becomes liable for the Taxes set out below, against any Liability actually imposed on a Target Group Company or the Purchaser to pay any Taxes (excluding all Taxes (i) that were taken into account in the calculation of the Adjustment Amount, or (ii) which arose as a consequence of the Restructuring) insofar as that Liability to pay that Tax/es arose in respect of any Target Group Company during (a) that Target Group Company’s last 5 (five) completed tax

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years immediately before the Closing Date and/or (b) the period starting on the first day after its most recent completed tax year and ending on the Closing Date ("Indemnity Claim"). It is specifically agreed that the limitations provided for in clause 15.3 will in no way derogate from the rights of the Purchaser and each Target Group Company to be indemnified against interest, penalties or other amounts payable in connection with any Tax nor shall any information in the knowledge of the Purchaser as a result of it being publicly available, disclosed in the Disclosure Schedule or contained in the Data Room limit the Purchaser's rights in terms of this clause 13.1.

13.2
As soon as reasonably possible after the Purchaser or a Target Group Company has become aware that an Indemnity Claim has been made, threatened or become pending against the Purchaser or a Target Group Company, the Purchaser shall notify the Sellers of that Indemnity Claim in writing. Equally, once an Indemnity Claim has actually come about in that the Purchaser or a Target Group Company has actually become liable to pay the relevant Taxes concerned, the Purchaser shall as soon as reasonably possible notify the Sellers accordingly in writing and a Seller shall then be obliged to make payment of the amount of that Indemnity Claim to the relevant Tax Authority on the date on which the relevant Target Group Company, or the Purchaser, is required to make payment of such Taxes.

13.3
Should a Seller make a payment of an Indemnity Claim to the relevant Tax Authority in relation to any claim for Taxes (or should a Seller pay any Indemnity Claim to the Purchaser or a Target Group Company, as applicable, and it in turn pays the correlating Taxes to the relevant Tax Authority) and should the relevant Tax Authority refund the Purchaser or any of the Target Group Companies part or all of such amount, then the Purchaser, or the Target Group Company/ies in question, shall pay as soon as practicable to the Sellers an amount equal to the amount received from the relevant Tax Authority.

13.4
In relation to any Indemnity Claim, or potential, threatened or pending Indemnity Claim, a Seller may, in the name of the Target Group Company concerned or the Purchaser, as appropriate, defend any claim, demand, or assessment made against or claimed or demanded from such Target Group Company or the Purchaser by the relevant Tax Authority/ies should a Seller contend that such amount is not owing or that such claim, demand or assessment is not valid, correct, enforceable or otherwise binding on that Target Group Company or the Purchaser. For as long as a Seller is conducting any such

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defence in respect of the subject matter of an Indemnified Claim neither the Purchaser nor any Target Group Company may consent to the entry of any judgment against the Purchaser or a Target Group Company in respect of the subject matter of that Indemnified Claim nor enter into a settlement agreement in respect of the subject matter of that Indemnified Claim, in each case unless it has obtained a Seller's prior written consent (which consent may not be unreasonably withheld or delayed).

13.5
The Parties shall co-operate with each other fully in order to implement the provisions of clause 13.4 and, without limiting the generality of the foregoing, the Purchaser shall procure that either itself, or whichever of the Target Group Companies is involved in the disputed claim, furnish the relevant Seller with all necessary powers of attorney, resolutions, information, documentation and all other reasonable assistance (such as, for example, access to its relevant employees or advisers) in order to give effect to the foregoing.

13.6
Notwithstanding anything to the contrary herein contained or implied, Target Group Holdco hereby indemnifies the Purchaser or the Target Group Company concerned, as the case may be, on demand against any liability for legal or other costs or expenses which is actually incurred by it as a result of a Seller conducting any proceedings or contesting any claims, demands or similar proceedings in its name under clause 13.4.

13.7	The Purchaser shall procure that each Target Group Company complies with this clause 13 insofar as it relates to that Target Group Company.

13.8
The provisions of this clause 13 constitute a stipulatio alteri for the benefit of each of the Target Group Companies and is capable of acceptance by any of them at any time by way of it giving written notice to that effect to the Sellers.

13.9	The provisions of 14.3, 14.4, 14.6, 14.7, 14.8, and 14.10 shall mutatis mutandis apply herein.

13.10
The Purchaser agrees that neither it nor any Target Group Company may be compensated for more than its loss as a result of both warranties and indemnities having been provided by the Sellers in terms of this Agreement.

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14	THIRD PARTY CLAIMS

The Purchaser shall not, and shall procure that no Target Group Company shall, admit and/or discharge any liability in respect of any claim that may give rise to any Losses which the Purchaser may suffer or incur as a result of or in connection with any breach of any Warranty or any other provision of this Agreement (each a "Claim"), without first complying with the remaining provisions of this 14 . In this regard, -

14.1
the Purchaser shall notify the Sellers in writing of any such Claim as soon as is reasonably possible after the Purchaser becomes aware thereof, but in any event within five Business Days after the Purchaser becomes aware thereof, to enable a Seller to contest that Claim; and

14.2
a Seller shall, at its own expense and with the assistance of its own legal advisers, be entitled, subject to the provisions of 14.3 to 14.8, both inclusive, acting reasonably and in good faith, to contest any such Claim in the name of the Target Group Company concerned or the Purchaser, as the case may be, until such Claim is finally determined by the highest court to which appeal may be made (or which may review any decision or judgment made or given in relation thereto) or to settle any such Claim, and the relevant Seller will be entitled, acting in good faith and having regard to the legitimate interests of the Purchaser and the Target Group, to control the proceedings in regard thereto, provided that the Purchaser shall, and shall procure that the Target Group Company concerned shall (at the expense of the relevant Seller and, if the Purchaser so requires, with the involvement of the Purchaser's and/or the Target Group Company's own legal advisers) render to the relevant Seller such assistance (including performing all such acts, taking all such steps and signing all such documents) as that Seller may reasonably require of the Purchaser and/or the Target Group Company concerned in order to contest that Claim.

14.3
If a Seller elects to take any of the actions contemplated in 14.2, it shall within twenty Business Days of the date on which it is notified of such Claim pursuant to the provisions of 14.2 (or sooner, if the nature of the Claim so requires) notify the Purchaser in writing of its intention to do so.

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14.4
If a Seller elects not to take any of the actions contemplated in 14.2 (or fails to notify the Purchaser otherwise prior to the end of the twenty Business Day period referred to in 14.3 or sooner if the nature of the Claim so requires), the Purchaser may settle, compromise, defend against, negotiate, dispute, contest, appeal against or otherwise deal with such Claim.

14.5
Target Group Holdco shall indemnify the Purchaser and/or the relevant Target Group Company/s against all costs, charges, liabilities and expenses which may be incurred or suffered by the Purchaser for the purposes of or in connection with anything done by a Seller in its name in accordance with the provisions of this 14.

14.6	The relevant Seller shall use its reasonable endeavours to ensure that any contest of any Claim is resolved as expeditiously as possible in the circumstances.

14.7
The relevant Seller shall keep the Purchaser informed of the way in which it exercises its rights under this 14 and shall, to the extent possible, at all times exercise those rights in such manner as the Purchaser may reasonably require to avoid or to minimise any damage to its or any Target Group Company's relationship with its manufacturers, suppliers, distributors or customers.

14.8	The relevant Seller shall conduct the defence of any Claim actively and diligently and –

14.8.1
afford the Purchaser a reasonable opportunity to be present at and to participate in all material discussions and meetings which are held by that Seller or by any counsel, legal adviser or third party (acting on behalf of that Seller) in connection with such defence;

14.8.2
without unreasonable delay, and from time to time, provide the Purchaser with the same material information which that Seller has in its possession or under its control, the intention being that the Purchaser should be as well informed, at all times, as that Seller is informed; and

14.8.3	permit the Purchaser to express its views and opinions from time to time in regard to the defence of any such Claim.

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14.9
In the event that, in the good faith judgment of the Purchaser, exercised reasonably, settlement of, or an adverse judgment with respect to, the Claim is likely to establish a precedent or practice materially adverse to the continuing business interests of the Purchaser and any Target Group Company, then no material decisions regarding the conduct of the contest or settlement of such Claim may be made without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

14.10
Notwithstanding the provisions of this 14, Target Group Holdco shall remain responsible under the indemnities given by it to the Purchaser to the fullest extent provided for under any indemnity given in terms of this Agreement.

14.11
The indemnification provisions in this 14 are in addition to, and do not in any way derogate from, any statutory or common law remedy any Party may have for breach of this Agreement, including breach of any Warranty.

15	LIMITATION OF LIABILITY

Notwithstanding anything to the contrary contained in this Agreement, the Sellers' liability in terms of or in connection with this Agreement shall (other than in the circumstances contemplated in 6 and 13) be limited as set out in this 15.

15.1	Amount

15.1.1	The Purchaser shall not be entitled to claim any amount which would otherwise be due to the Purchaser in terms of or in connection with this Agreement -

15.1.1.1
if the claim alone is for an amount of less US$*** (*** United States Dollars); in respect of which the Purchaser shall have no rights of enforcement against the Sellers and any breach of this Agreement which caused such claim to be made (if any) shall not be deemed to be a breach of this Agreement for all purposes;

15.1.1.2
unless such amount, alone or together with any other claims (excluding claims for amounts less than the amount referred to in clause 15.1.1.1), for amounts due by a Seller to the Purchaser in terms of or in connection with

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this Agreement, exceeds US$*** (*** United States Dollars) in which event the Target Group Holdco shall, subject to 15.1.1.3 and 15.2 to 15.4 (inclusive) be responsible not only for the excess over US$*** (*** United States Dollars) but the entire value of the relevant claims;

15.1.1.3
to the extent that such amount, together with all other amounts payable by a Seller to the Purchaser in terms of or in connection with this Agreement, exceeds an amount equal to US$***; provided that such limitation shall not apply in respect of a claim by the Purchaser in terms of the Warranties set out in clauses 2 (Sale Assets) and 3 (Corporate Affairs) of Annexure C in relation to which the maximum liability of the Sellers shall be equal to the portion of the Purchase Price actually received by the Sellers (and not reimbursed to the Purchaser).

15.1.2	Claims shall in no way be limited by the manner in which the Purchase Price has been attributed to each of the Sale Assets.

15.2	Time limitations

The Sellers shall not be liable for any claim by the Purchaser referred to in 15.1 ("Claim") unless the Purchaser has given written notice to the Sellers of such Claim, specifying the factual basis of such Claim in reasonable detail, on or before the:

15.2.1	fifth anniversary of the Closing Date if the claim relates to a breach of a Warranty contained in 17 (Taxation) of Annexure C or a claim under the tax indemnity provided in clause 13; and

15.2.2	date eighteen months after the Closing Date if the Claim relates to a breach of a Warranty other than as contemplated in 15.2.1.

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15.3	Nature of claims

The Sellers shall not be liable for ‑

15.3.1	any Claim for any indirect, punitive, special or consequential loss, injury to business reputation and/or loss of business opportunities;

15.3.2	any Loss suffered or incurred by the Purchaser or any Target Group Company as a result of any breach of Warranty if and to the extent that ‑

15.3.2.1
the facts or circumstances giving rise to the Claim are known to the Purchaser as at the Signature Date, as a result of being publicly available, disclosed in the Disclosure Schedule or contained in the Data Room;

15.3.2.2
specific allowance, provision or reserve was or is made in the Reference Accounts for that Loss or that Loss was or is taken into account in computing the amount of any such allowance, provision or reserve (including reserves related to Tax); or

15.3.2.3	such breach or Loss is caused by ‑

15.3.2.3.1	any matter or thing done, or omitted to be done, pursuant to and in compliance with this Agreement or otherwise at the request, or with the approval in writing, of the Purchaser;

15.3.2.3.2
any act, or negligent or wilful omission or transaction of the Purchaser or any Target Group Company (or any director, officer, employee or agent or successor‑in‑title of either of them) on or after the Closing Date, unless such act or omission resulted from a legally binding obligation on a Target Group Company which arose prior to the Closing Date;

15.3.2.3.3	any passing of, or change in, or change of any generally accepted interpretation or application of, any Applicable Laws (including any

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change in any rates of Taxation) which occurs on or after the Closing Date;

15.3.2.3.4
any change in accounting or Taxation policy, bases or practice of any Target Group Company introduced after the Closing Date (including any impacts to prior periods from a change after the Closing Date) other than any change in accounting or Taxation policy, bases or practice of any Target Group Company introduced after the Closing Date which is required to correct any previous incorrect policy, bases or practice;

15.3.2.3.5	any failure by the Purchaser or any Target Group Company to use reasonable endeavours to avoid or mitigate any such Loss; or

15.3.2.4	the Purchaser has failed to comply with 13 or 14 (as applicable) and that failure has caused, contributed to or aggravated the Loss.

15.4	Recovery

15.4.1	Any Claim in respect of a Loss suffered or incurred by the Purchaser or any Target Group Company as a result of any breach of Warranty shall be reduced by the aggregate of ‑

15.4.1.1
any amount recovered from a third party (whether by payment, discount, credit, relief, insurance or otherwise) in respect of such Loss and received by the Purchaser or any Target Group Company, less any reasonable costs and expenses incurred in obtaining such recovery ("Net Recovered Amount"); and

15.4.1.2
the benefits of any income tax allowances or deductions (at prevailing Tax rates at the time) received by the Purchaser and/or any Target Group Company by a refund or by being taken into account in reducing the amount of any Liability for Tax computed in relation to any Target Group Company in respect of such Loss.

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15.4.2
If the Purchaser or any Target Group Company is entitled to recover from a third party a sum which indemnifies or compensates the Purchaser or any such Target Group Company (in whole or in part) in respect of any Loss suffered or incurred by the Purchaser or any such Target Group Company as a result of any breach of Warranty, then the Purchaser shall use (and ensure that such Target Group Company will use) all reasonable endeavours to procure that the Purchaser and any such Target Group Company are effectively indemnified or compensated, to the maximum extent possible, by such third party.

15.4.3
If a Seller has paid an amount in respect of any Claim under this Agreement for a Loss suffered or incurred by the Purchaser or any Target Group Company as a result of any breach of Warranty and the Purchaser or any such Target Group Company receives any Net Recovered Amount referred to in 15.4.1.1, then the Purchaser shall, as soon as practicable thereafter, pay to the Sellers an amount equal to the lesser of ‑

15.4.3.1	the Net Recovered Amount; and

15.4.3.2	the amount previously paid by a Seller to the Purchaser in respect of that Loss.

15.5
If any potential Claim arises by reason of liability which is contingent only, then the Sellers shall not be under any obligation to make any payment pursuant to such Claim until such time as the contingent liability ceases to be contingent and becomes actual.

16	PURCHASER'S WARRANTIES

Each of the Purchaser and the Guarantor warrants, represents and undertakes to the Sellers that as at the Signature Date and the Closing Date, and during the period between those dates, unless the context indicates otherwise ‑

16.1	it is a private company with limited liability duly incorporated in, and validly existing in terms of the laws of, Switzerland;

16.2	it has ‑

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16.2.1	the legal capacity and power to enter into and perform; and

16.2.2	taken all necessary actions (whether corporate, internal or otherwise) to authorise its entry into and the performance of its obligations in terms of,

this Agreement;

16.3	the obligations expressed to be assumed by it, and the rights afforded to it in terms of this Agreement, are legal, valid, binding and enforceable by, and against, it;

16.4
as at the Closing Date, it will have obtained all consents, approvals, licences, permits, orders and other such authorisations required in terms of any Applicable Laws or contractual arrangements to which it may be subject, to allow it to perform all of its obligations in terms of this Agreement;

16.5
it has the necessary cash resources to meet its obligations in terms of this Agreement and is not aware of the existence of any fact, matter or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

16.6
it is acting as principal and not as agent or broker for any other Person and, immediately following its purchase of the Sale Assets in terms of this Agreement, no Person other than the Purchaser will have any beneficial interest of whatsoever nature in the Sale Assets;

16.7	the entry into this Agreement by it, and the performance by it of its obligations in terms of this Agreement does not, and will not, directly or indirectly, ‑

16.7.1	contravene, conflict with, or result in a violation of, any provision of its constitutional documents;

16.7.2	contravene, conflict with, or result in a violation of, any Applicable Laws;

16.8	it has not taken any steps and no steps have been taken or, to the best of it's knowledge and belief, are pending or threatened by any other Person in respect to it, for its

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curatorship, deregistration, winding‑up, liquidation, business rescue or administration, whether provisional or final and no fact, matter or circumstance has arisen which would entitle any Person to take such steps;

16.9
it is able to pay its debts in the ordinary course of its business, is not insolvent in any relevant jurisdiction, has not committed any act which, if it were a natural person, would be an act of insolvency as defined in the Insolvency Act No 24 of 1936 and has not been deemed to be unable to pay its debts under any Applicable Laws.

17	FORENSIC TENDER

17.1
If the Forensic Tender is required to be submitted by the Target Group prior to the Closing Date, then the Sellers undertake that such tender shall be submitted in good faith, taking into account the commercial exigencies of the Target Group Company submitting the Forensic Tender and its desire to make a reasonable profit on a basis similar to that made by the Target Group from the award of the forensic tender to the Target Group during 2015.

17.2
If the Forensic Tender is required to be submitted by the Target Group after the Closing Date, the Purchaser undertakes that such tender shall be submitted, mutatis mutandis, in accordance with the undertaking of the Sellers referred to in 17.1.

18	JOINT AND SEVERAL

Each Seller shall be jointly and severally liable solely for the payment obligations of each other Seller in terms of this Agreement.

19	GUARANTEE

19.1
The Guarantor hereby binds itself in favour of the Sellers as guarantor for and co-principal debtor in solidum with the Purchaser for the due and punctual payment by the Purchaser to the Sellers of the Purchase Price due in terms of this Agreement, including in terms of clauses 5, 6.8.1, 8.1.1.3 and 8.4.

19.2	The guarantee in clause 19.1 shall remain of full force and effect notwithstanding –

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19.2.1	any amendment/s to this Agreement and/or any other agreement for the time being subsisting between the Purchaser and a Seller; or

19.2.2	any indulgence, concession, leniency or extension of time which may be shown or given by a Seller to the Purchaser; or

19.2.3	the failure to acquire or the acquisition or the release by a Seller of any guarantee, surety or other security for the Purchaser's obligations in terms of this Agreement; or

19.2.4
any compromise or other arrangement (other than those expressly provided for in this Agreement) in terms of which the Purchaser's obligations to the Sellers are reduced or discharged, in which event the Guarantor shall, as a principal and independent obligation, pay to the Sellers the full amount of such Sellers' valid claims against the Purchaser in terms of this Agreement prior to such compromise or other arrangement less any amounts actually received by the Sellers on account of such claims.

19.3
The Guarantor's liability in terms of this guarantee may not be terminated by the Guarantor and shall only terminate after payment and performance in full of the Purchaser's obligations to pay the Purchase Price due in terms of this Agreement, including clauses 5, 6.8.1, 8.1.1.3 and 8.4.

19.4
The Guarantor hereby renounces the benefits of the defences and legal exceptions known as "non numeratae pecuniae", "no value received", "non causa debiti", "errore calculi", "revision of accounts", "de duobus vel pluribus reis debendi", "excussion", "division" and "cession of actions", with the meaning and effect of all of which it declares itself to be fully acquainted.

20	RESTRAINT

20.1
The Sellers and each of their Affiliates (the "Restrainees") undertake in favour of the Purchaser, the Company and the other members of the Target Group and their respective successors-in-title and assigns that they will not, for the period of 2 years following the Closing Date (the "Restraint Period"), directly or indirectly, and whether for their own

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account or otherwise in any capacity whatsoever anywhere in South Africa (the "Restraint Area") -

20.1.1
be interested in, engaged in or concerned or associated with any business which is directly or indirectly competitive with the Business during the Restraint Period (collectively referred to as the "Protected Business");

20.1.2
solicit any person who, is then, or was at the Closing Date or during a period of 18 (eighteen) months prior to the Closing Date a customer, supplier, manufacturer or distributor in respect of the Protected Business, or a principal, distributor or agent vis-à-vis any agency, or licensor or licensee in respect of any licence granted in respect of the Protected Business, if such solicitation has the effect of terminating or reducing or limiting the extent of that third parties' business with the Target Group; or

20.1.3
without the Purchaser's prior written consent, solicit or entice, or endeavour to entice or recruit away from any member of the Target Group, or employ any person who is then an executive, officer or agent of any other member of the Target Group.

20.2
The Restrainees acknowledge that if any of them should at any time dispute that any of the provisions of this 20 are reasonable and/or contend that they are unreasonable then the onus of proving such unreasonableness will rest upon such Restrainee.

20.3
The Sellers shall procure that their Affiliates comply with the provisions of this 20 and any failure by any such Affiliate to do so shall be deemed to constitute a breach of this Agreement by that Seller.

20.4
The provisions of this 20 constitute a stipulatio alteri in favour of the Company, the other members of the Target Group and their respective successors-in-title and assigns, which may accept the benefits conferred on it by this 20 by giving written notice to that effect to the Restrainees at any time.

20.5	Notwithstanding the preceding provisions of this clause 20, the Restrainees shall not be in breach of this Agreement in circumstances where –

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20.5.1
such Restrainee is acquired by a third party who is interested in a Protected Business (the "Acquiring Affiliate"), but which interest represents less than 10% of its gross annual turnover, provided that the non-application of this clause 20 shall only apply to the Acquiring Affiliate and shall in no way limit the continued application of this clause 20 to the Sellers and their other Affiliates; and

20.5.2	such Restrainee acquires an Entity or business that is interested in a Protected Business, but which Protected Business has a gross annual turnover of less than US$*** (*** United States Dollars).

21	CONFIDENTIALITY

21.1
Subject to 21.2 and 21.3, no Party shall, at any time after the Signature Date, directly or indirectly disclose, or directly or indirectly use, whether for its own benefit or that of any other Person, ‑

21.1.1	any information ‑

21.1.1.1	regarding the contents of this Agreement;

21.1.1.2
relating to the Target Group, its assets and affairs, including all communications (whether written, oral or in any other form) and all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting or other matter,

(collectively, the "Confidential Information");

21.1.2
any document or other record (whether in electronic or any other medium whatsoever) containing Confidential Information which is supplied to it by any other Party as well as documents, diagrams and records which are produced by it (whether or not by copying, photocopying or otherwise reproducing documents or records supplied to it), and containing any Confidential Information ("Confidential Records").

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21.2	Notwithstanding 21.1, Confidential Information may be disclosed by a Party ("Disclosing Party") ‑

21.2.1	to the extent to which the prior written consent for such disclosure has been obtained from the other Parties;

21.2.2
to the extent to which disclosure is required by law (excluding contractual obligations) or by the rules of any stock exchange by which it (or any of its Affiliates) is bound; provided that in such event the Disclosing Party shall, unless prohibited from doing so by any such law, promptly notify the other Parties of the full details of such disclosure;

21.2.3
and Confidential Records may be disclosed by a Disclosing Party to the Disclosing Party's directors, responsible employees and professional advisors who require such disclosure for the purpose of the Disclosing Party's implementing or enforcing this Agreement or obtaining professional advice or for the purpose of complying with any law. Any conduct by any such director, employee or professional advisor which would, if that Person had been party to this 21, have been a breach of this 21 shall be deemed to be a breach of this 21 by the Disclosing Party;

21.2.4	to the extent to which it ‑

21.2.4.1
is Made Public other than as a result of any breach of this Agreement or any other agreement. The expression "Made Public" shall, for this purpose, have the same meaning as when it is used in the insider trading provisions of the South African Financial Markets Act No 19 of 2012, which is not limited to the circumstances referred to in section 79 of that Act;

21.2.4.2
corresponds in substance to information disclosed and/or made available by a third party to the Disclosing Party at any time without any obligation not to disclose same, unless the Disclosing Party knows that the third party from whom it received that information is prohibited from transmitting the information to Disclosing Party by a contractual, legal or fiduciary obligation to any other party;

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21.2.4.3
is information which was already in the possession of the Disclosing Party prior to its disclosure by the other Party to the Disclosing Party or is independently developed by the Disclosing Party without reference to the Confidential Information.

21.3	Notwithstanding anything to the contrary contained in this Agreement, ‑

21.3.1	the Purchaser shall be entitled to disclose and use the Confidential Information referred to in 21.1.1.2 without restriction at any time after the Closing Date;

21.3.2	the Sellers shall be entitled to disclose and use, without restriction, the Confidential Information referred to in 21.1.1.2 at any time between the Signature Date and the Closing Date;

21.3.3	if this Agreement is cancelled or otherwise terminated for any reason, the Sellers shall no longer be bound by the provisions of 21.1 and 21.2, but the Purchaser shall remain bound by such provisions.

22	SUPPORT

The Parties undertake at all times to do all such reasonable things, perform all such reasonable actions and take all such reasonable steps and to procure the doing of all such reasonable things, the fulfilment of all such reasonable actions and the taking of all such reasonable steps as may be open to them and necessary for, or incidental to, the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

23	BREACH AND TERMINATION

Should any Party (the "Defaulting Party") materially breach any essential provision of this Agreement and fail to remedy such breach within seven days after receiving written notice from the Party/ies aggrieved thereby (each an "Aggrieved Party") requiring such remedy, then the Aggrieved Party shall be entitled, without prejudice to its other rights in terms of this Agreement or in law, including any right to claim damages, to claim immediate specific performance of all of the Defaulting Party's obligations then due for performance or to cancel this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to cancel or rescind this Agreement after the performance by the Parties

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of their obligations which are required to be performed on the Closing Date in terms of this Agreement.

24	DISPUTES

24.1
Except with respect to any claim seeking interim, urgent or injunctive relief, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, the Parties will try to settle their differences amicably between themselves. To the extent not provided for herein, any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party/ies to the dispute, and within ten days after delivery of such notice, the Chief Executive Officer (or his or her designee) of the Purchaser will meet with the Chief Executive Officer (or his or her designee) of Target Group Holdco, for attempted resolution by good faith negotiations. If such persons are unable to promptly resolve such disputed matter, such dispute shall be finally settled by arbitration on the basis that –

24.1.1
such dispute shall be finally settled in accordance with the London Court of International Arbitration Rules, then in force, by one arbitrator, unless such dispute relates to the existence, validity, enforceability or termination of this Agreement or involves a claim in excess of US$***, in which event such dispute shall be referred to three arbitrators, (the "Arbitrator/s") appointed in accordance with the said rules;

24.1.2	the place of arbitration shall be London, England, and the Arbitrator/s shall decide the dispute in accordance with the substantive law of South Africa;

24.1.3	the language to be used in the arbitral proceedings shall be English;

24.1.4
the Arbitrators, by accepting their appointment, undertake to conduct the process such that the award shall be rendered as soon as reasonably possible but, in any event, no later than six months after their appointment as such and their award shall be final and binding upon all parties participating in such arbitration;

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24.1.5	the judgment rendered by the Arbitrators may, in the Arbitrators' discretion, include costs of the Arbitration, reasonable attorneys' fees and reasonable costs for any expert and other witnesses;

24.1.6
judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be;

24.1.7
any period of limitations or survival period that would otherwise expire between the initiation of the procedures described in this 24 and the conclusion of such procedures shall be extended until twenty days following the end of such procedures.

24.2	This 24 is severable from the rest of this Agreement and shall remain in full force and effect notwithstanding any termination or cancellation of this Agreement, or any part thereof.

25	DOMICILIUM AND NOTICES

25.1
The Parties choose domicilium citandi et executandi ("Domicilium") for all purposes relating to this Agreement, including the giving of any notice, the payment of any sum, the serving of any process, as follows ‑

25.1.1	the Sellers physical - 1400 Atwater Drive
Malvern
PA 19355
USA

facsimile    -    1 610 884 5568

attention    -    Chief Legal Officer

and

Sale Agreement (Execution Version)/#4200957v1

physical    -    First Floor
Minerva House
Simmonscourt Road
Dublin 4
Ireland

facsimile    -    +353.1.268.2006

attention    -    Secretary

and

physical    -    2a rue Nicolas Bové
L-1253 Luxembourg
Grand Duchy of Luxembourg

facsimile    -    + 352 26 449 167

attention    -    Orla Dunlea (Manager A)

25.1.2	the Purchaser physical - Acino Pharma AG c/o Acino
International AG
Thurgauerstrasse 36/38
8050 Zurich
Switzerland

facsimile    -    0041 44 555 22 72

attention    -    CEO, with copy to the Legal                    Department

25.2
Any Party shall be entitled from time to time, by giving written notice to the others, to vary its physical Domicilium to any other address (not being a post office box or poste restante) in South Africa, Switzerland or the USA and to vary its facsimile Domicilium to any other facsimile number.

25.3	Any notice given or payment made by a Party to another ("Addressee") which is –

25.3.1
if sent by prepaid registered post (by airmail if appropriate) in a correctly addressed envelope at an address chosen as its Domicilium to which post is delivered shall be deemed to have been received on the fifth Business Day after posting;

Sale Agreement (Execution Version)/#4200957v1

25.3.2
delivered by hand between the hours of 09:00 and 17:00 on any Business Day to the Addressee's physical Domicilium for the time being shall be deemed to have been received by the Addressee at the time of delivery.

25.4
Any notice given by one Party to the others which is successfully transmitted by facsimile to the Addressee's facsimile Domicilium shall be deemed (unless the contrary is proved by the Addressee) to have been received by the Addressee at the time of successful transmission thereof or if such date is a not a Business Day, on the next day which is a Business Day.

25.5	This 25 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the Addressee other than by a method referred to in this 25.

25.6	Any notice in terms of or in connection with this Agreement shall be valid and effective only if in writing and if received or deemed to be received by the Addressee.

26	GENERAL

26.1
This Agreement constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This Agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

26.2	No addition to, variation, novation or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

26.3
No waiver, indulgence or extension of time which a Party ("Grantor") may grant to another Party, nor any delay or failure by the Grantor to enforce, whether completely or partially, any of its rights, shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the Grantor in terms hereof, save in the event and to the extent that the Grantor has signed a written document expressly waiving or limiting such right.

Sale Agreement (Execution Version)/#4200957v1

26.4
Save as expressly provided in this Agreement, no Party shall be entitled to cede, delegate, Encumber, assign or otherwise transfer any of its rights and/or obligations in terms of, and/or interest in, this Agreement to any third party without the prior written consent of the other Parties.

26.5	No consent or approval in terms of or in connection with this Agreement shall be valid or effective unless in writing and signed by or on behalf of the Party giving such consent or approval.

26.6	For the purposes of this Agreement –

26.6.1	no data message, as defined in the Electronic Communications and Transactions Act No 25 of 2002 ("ECTA"), other than an email or facsimile, shall constitute writing;

26.6.2
no electronic signature or advanced electronic signature, as defined in ECTA, shall constitute a signature, except for the purposes of varying any date referred to in this Agreement or giving any consent or approval in terms of this Agreement.

26.7
Without prejudice to any other provision of this Agreement, any successor‑in‑title, including any executor, heir, liquidator, business rescue practitioner, curator or trustee, of a Party shall be bound by this Agreement.

26.8	The signature by a Party of a counterpart of this Agreement shall be as effective as if that Party had signed the same document as any other Party.

27	GOVERNING LAW

This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa which is applicable to agreements executed and wholly performed within South Africa.

28	COSTS

Sale Agreement (Execution Version)/#4200957v1

Other than as specifically provided for in 3.5, 4.3, 6.6.6 and 8.3.3, each Party shall bear and pay its own costs in relation to the negotiation, drafting, finalisation, signing and implementation of this Agreement.

[Signature pages to follow]

AP/AP
/ENDO29730.4
Sale Agreement (Execution Version)/#4200957v1

Signed at	on 2017
for	Endo Luxembourg Finance Company I S.à r.l.
/s/Orla Dunlea
being duly authorised hereto

Signed at	on 2017
for	Endo Luxembourg Finance Company II S.à r.l.
/s/Orla Dunlea
being duly authorised hereto

Signed at	on 2017
for	Endo Ventures Limited
/s/Orla Dunlea
being duly authorised hereto

1

AP/AP
/ENDO29730.4
Sale Agreement (Execution Version)/#4200957v1

Signed at Zurich	on 27 February 2017
for	Acino Pharma AG
/s/Geir Myklebust
being duly authorised hereto
/s/Christina Peusch
being duly authorised hereto

We, Acino International AG, agree to be bound by the provisions of clauses 16 and 19 of this Agreement as Guarantor.

Signed at Zurich	on 27 February 2017
for	Acino International AG
/s/Geir Myklebust
being duly authorised hereto
/s/Christina Peusch
being duly authorised hereto

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